Filed Pursuant to Rule 433

Registration No. 333-258304-01 and 333-258304-07

*Full Pricing* $1200mm Nissan Auto Lease Trust 2024-B (NALT 2024-B)

Joint Lead Bookrunners: Citi (str.), BNP Paribas, US Bancorp, and Wells Fargo

Co-Managers: Lloyds, MUFG, Mizuho and BofA

Capital Structure:

CL	SIZE*(MM)	WAL	M/F	P.WIN	E. Final	L. Final	BENCH	Spread	Yld%	Cpn%	PX

A-1	$126.000	0.30	P-1/F1+	1-7	02/15/2025	08/15/2025	I-Curve	+12	5.435	5.435	100.00000
A-2A	$220.000	1.40	Aaa/AAA	7-24	07/15/2026	06/15/2027	I-Curve	+42	5.110	5.05	99.99156
A-2B	$253.250	1.40	Aaa/AAA	7-24	07/15/2026	06/15/2027	SOFR30A	+41	–		100.00000
A-3	$473.250	2.38	Aaa/AAA	24-32	03/15/2027	11/15/2027	I-Curve	+61	4.971	4.92	99.99953
A-4	$ 68.700	2.70	Aaa/AAA	32-33	04/15/2027	08/15/2028	I-Curve	+73	5.019	4.96	99.98177
B	$ 58.800	2.76	Aa2/AA	33-34	05/15/2027	12/15/2028	I-Curve	+100	5.275	5.21	99.97983

–Deal Summary–

Exp. Settle : July 24th, 2024

First Pay Date : August 15th, 2024

Offering Format : SEC Registered

ERISA : Yes

Exp. Ratings : Moody’s/Fitch

Min Denoms : $25K x $1K

BBG Ticker : NALT 2024-B

B&D : Citi

Delivery : DTC, Clearstream

Cusips:

A1 65481D AA0

A2a 65481D AB8

A2b 65481D AC6

A3 65481D AD4

A4 65481D AE2

B 65481D AF9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.